                                                              Exhibit 2(9)


                        VOTING AND DISPOSITION AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 19th day of May, 1998, AMONG:

         WESTGATE INTERNATIONAL, L.P., a Cayman Islands limited partnership (hereinafter referred to as "Westgate")

                                    - and -

         THE LIVERPOOL LIMITED PARTNERSHIP, a Bermudian limited partnership (hereinafter referred to as "Liverpool")

         (Westgate and Liverpool being hereinafter collectively referred to as the "Venture Group")

                                    - and -

         NEIL W. SPEAKMAN, an individual resident in the United Kingdom (hereinafter referred to as "Speakman")

                                    - and -

         ROBERT BAKER, an individual resident in Australia (hereinafter referred to as "Baker")

                                    - and -

         RED REEF LIMITED, a body corporate governed by the laws of the British Virgin Islands (hereinafter referred to as "Red Reef");

(Speakman, Baker and Red Reef being hereinafter collectively referred to as the "Management Group")

     WHEREAS the parties hereto wish to establish their respective rights and obligations in relation to exercising the voting rights of their Shares (as hereinafter defined) of Xenotech Inc., an Alberta corporation (hereinafter referred to as the "Corporation"), the transfer and disposition of their Shares and various other matters on the terms and conditions hereinafter set forth;

     AND WHEREAS Westgate, Liverpool and the Corporation are parties to an investment agreement dated May 19, 1998 (the "Investment Agreement"), pursuant to which Westgate and Liverpool will be acquiring securities of the Corporation pursuant to a private placement and the conversion of convertible notes previously acquired;

     AND WHEREAS Westgate, Liverpool and Red Reef are parties to a share option agreement dated May 19, 1998 (the "Share Option Agreement") and a warrant option agreement dated May 19, 1998 (the "Warrant Option Agreement") pursuant to which Westgate and Liverpool granted an option to Red Reef to acquire up to 5,000,000 common shares and 12,500,000 warrants of the Corporation;

     NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of THE respective covenants and agreements of the parties contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), it is hereby agreed as follows:

                                   ARTICLE I

                                 INTERPRETATION

1.1. Definitions

     Where used in this Agreement, unless the context or the subject matter is inconsistent therewith, the following terms shall have the following meanings:

     (a) "associate" and "affiliate" shall have the meaning ascribed thereto as set forth in the Securities Act (Alberta);

     (b) "Board of Directors" means the board of directors of the Corporation;

     (c) "Business Day" shall mean a day on which banks are open for business in Alberta but not include a Saturday, Sunday or statutory holiday in Alberta;

     (d) "Corporation" means Xenotech Inc.;

     (e) "Management Group" means collectively Speakman, Baker and Red Reef;

     (f) "Person" includes an Individual, a firm, a corporation, a syndicate, a partnership mist, an association, a Joint venture, are incorporated organization, governmental authority or any other entity;

     (g) "Shareholders" means Westgate, Liverpool, Speakman, Baker and Red Reef and any associates affiliates of such parties who shall acquire an interest, directly or indirectly, in the Shares; and "Shareholder" means any one of the Shareholders for the time being,

     (h) "Shares" mean common shares, preferred shares, options, rights, convertible shares or any ocher type of security of the Corporation owned, controlled or directed ac the date of this Agreement or subsequently owned, controlled or directed by a Shareholder,

     (i) "transfer" of a Share includes any sale, exchange, transfer, assignment, Option gift, bequest, pledge, encumbrance. creation of a security interest. hypothecation. mortgage, alienation, disposition or other transaction, whether voluntary, involuntary or by operation of law, by which the legal or beneficial ownership Of,



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         or any security interest or other rights, title or interest in, such
         Share passes from one Person to another or to the same Person in a different capacity, whether or not for value, and any change of control of the legal. or beneficial owner of the Share or of any Person that controls, directly or indirectly, in any manner whatsoever, such legal or beneficial owner of the Share, other than an involuntary change of control resulting from the transmission of securities from a deceased or incompetent Shareholder (as applicable) to his estate or legal personal representative for so long as the securities continue to be held by the estate or such legal personal representative and continue to be subject to this Agreement, and "to transfer". "transferred and similar expressions shall have corresponding' meanings, and

     (j) "Venture Group" means collectively Westgate International, L.P, and The Liverpool Limited Partnership.

1.2. Gender/Numbers

     Words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

1.3. Headings

     The Article and section headings in this Agreement arc included herein for convenience of reference only and shall not constitute a part of this Agreement for any ocher purpose.

1.4. Proper Law

     This Agreement and all documents ancillary hereto shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, and each of the parties hereby attorneys to the jurisdiction of the courts thereof.

1.5.     Business Days

     If any act is required hereunder to be done, any notice is required hereunder to be given or any period of rime is to expire hereunder on any day that is not a Business Day, such act shall be required to be done or notice shall be required to be given or time shall expire on the next succeeding Business Day.

1.6.     Reclassification of Shares

     The provisions of this Agreement shall apply, MUTARIS MUTANDIS, to any shares or securities of any nature into which the Shares or any of them may be converted, exchanged, reclassified, redesignated, subdivided or consolidated, to any shares or securities of any nature chat are received by a Shareholder as a stock dividend or distribution payable in shares, warrants, rights or options of any nature of the Corporation or any successor, continuing company or corporation of the Corporation that may be received by a Shareholder on a restructuring, reorganization, amalgarnation, arrangement, dissolution, consolidation or merger, statutory or otherwise, and to any shares, securities, warrants, rights or options hereafter issued or allotted by the Corporation



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to a Shareholder, all of which shares, securities, warrants, rights or options shall be deemed to be Shares for all purposes of this Agreement.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Venture Group

     Each of Westgate and Liverpool hereby severally and not jointly represent and warrant to the Management Group as follows and acknowledge that the Management Group is relying upon such representations and warranties in connection with the entering into of this Agreement:

     (a) Liverpool and Westgate are limited partnerships which have been duly created and organized and are validly subsisting and in good standing under the laws of the jurisdictions in which they were organized and have the full power and authority to enter into and perform their obligations under this Agreement. The term "good standing" in this section means that: (i) Liverpool and Westgate have not been discontinued or dissolved under the laws of the jurisdictions in which they were organized; (ii) no steps or proceedings have been taken to authorize or require such discontinuance or dissolution; and (iii) Liverpool and Westgate have submitted to each relevant government authority all notices, or returns of corporate information, and all other filings required by law to be submitted to each such authority;

     (b) the execution, delivery and performance by Liverpool and Westgate of this Agreement: (i) have been duly authorized by all necessary action;
         (ii) do not and will not contravene, violate or conflict with any provision of the constating documents of Liverpool and Westgate or any provision of existing law or regulation or order of any government authority or of any court having jurisdiction over Liverpool and Westgate; and (iii) do not and will not conflict with, result in breach of, constitute a default under, require a consent under, or result in the creation of, any lien, charge or encumbrance upon the property of the Investors pursuant to any indenture, contract, bank or credit agreement, mortgage or other agreement or instrument to which either Liverpool and Westgate is a party; and

     (c) this Agreement constitutes a valid and binding obligation of each of Liverpool and Westgate enforceable against it in accordance with the Agreement's terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors rights and remedies, or by other equitable principles of general application.

2.2. Representations and Warranties of Speakman

     Speakman hereby represents and warrants to the Venture Group as follows and acknowledges that the Venture Group is relying upon such representations and warranties in connection with the entering into of this Agreement:



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     (a) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of Speakman, enforceable against Speakman in accordance with its terms;

     (b) neither the execution and delivery of this Agreement by it nor the performance by it of its respective obligations hereunder will conflict with or result in the violation of any agreement, obligation, contract commitment, law or regulation to which Speakman is a parry or by which it is bound; and

     (c) Speakman owns 711,944 Shares beneficially, comprised of 611,944 commons shares and 100,000 options to purchase common shares, free and clear of any claims, encumbrances, rights, proxies or obligations whatsoever except those arising hereunder.

2.3. Representations and Warranties of Baker

     Baker hereby represents and warrants to the Venture Group as follows and acknowledges that the Venture Group is relying upon such representations and warranties in connection with the entering into of this Agreement:

     (a) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of Baker, enforceable against Baker in accordance with its terms;

     (b) neither the execution and delivery of this Agreement by it nor the performance by it of its respective obligations hereunder will conflict with or result in the violation of any agreement, obligation, contract commitment, law or regulation to which Baker is a party or by which it is bound; and

     (c) Baker owns 2,416,000 Shares beneficially, comprised of 666,000 common shares and 1,750.000 options to purchase common shares. free and clear of any claims, encumbrances, rights, proxies or obligations whatsoever except those arising, hereunder.

2.4. Representations and Warranties of Red Reef

     Red Reef hereby represents and warrants to the Venture Group as follows and acknowledges that the Venture Group is relying upon such representations and warranties in connection with the entering into of this Agreement:

     (a) Red Reef has been duly created and organized and is validly subsisting and in good standing under the laws of the jurisdiction in which it was organized and has the full power and authority to enter into and perform its obligations under this Agreement. The term "good standing" in this section means that: (i) Red Reef has not been discontinued or dissolved under the laws of the jurisdiction in which it was organized;
         (ii) no steps or proceedings have been taken to authorize or require such discontinuance or dissolution; and (iii) Red Reef has submitted to each relevant



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         government authority all notices, or returns of corporate
         information, and all other filings required by law to be submitted to each such authority;

     (b) the execution, delivery and performance by Red Reef of this Agreement:
         (i) has been duly authorized by all necessary action; (ii) does not and will not contravene, violate or conflict with any provision of the constating documents of Red Reef or any provision of existing law or regulation or order of any government authority or of any court having jurisdiction over Red Reef; and (iii) does not and will not conflict with, result in breach of, constitute a default under, require a consent under, or result in the creation of, any lien, charge or encumbrance upon the property of Red Reef pursuant to any indenture, contract, bank or credit agreement, mortgage or other agreement or instrument to which Red Reef is a party;

     (c) this Agreement constitutes a valid and binding obligation of Red Reef enforceable against it in accordance with the Agreement's terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors rights and remedies, or by other equitable principles of general application; and

     (d) Red Reef owns 2,908,206 Shares beneficially, comprised of 2,908,206 common shares and nil options to purchase common shares, free and clear of any claims, encumbrances, rights, proxies or obligations whatsoever except those arising hereunder.

                                   ARTICLE 3

           THE EXERCISE OF VOTING RIGHTS IN RESPECT OF SHARES OF THE
                                  CORPORATION

3.1. Appointment and Replacement of Directors

     Except as they may otherwise unanimously agree in writing, the parties hereto agree that all voting rights in respect of their Shares shall be exercised to effect the following:

     (a) the Board of Directors of the Corporation will consist of not less than six and not more than nine directors;

     (b) the election and maintenance in office as directors of two nominees of the Venture Group;

     (c) the election and maintenance in office as directors of the balance of the members of the board as nominees of the Management Group;

     (d) upon the end of the term of any director for any reason whatsoever, the nominator of the vacating director shall be entitled to replace its nominee and to nominate the director's successor who shall promptly be elected a director as contemplated herein; and



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    (e) the Management Group shall ensure through its nominees that the composition of the board remains in compliance with the Canadian residency requirements of the Business Corporations Act (Alberta).

                                   ARTICLE 4

                 TRANSFER OF SHARES AND RIGHT OF FIRST REFUSAL

4.1. Restrictions on Transfer

     Except as otherwise provided for herein or as specifically consented to in writing by all of the parties, the parties hereto shall not, and shall not make any agreement to, directly or indirectly, transfer any of the Shares they respectively own, control or direct for any reason or purpose whatsoever. Any attempt to accomplish or effect any or all of the acts prohibited hereby shall be null and void.

4.2. Notice of Proposed Sale by a Member of Venture Group

     (a) If any party comprising the Venture Group desires to transfer all or any part of the Shares (a "Disposition") owned, controlled or directed by such party (the "Offeror") to any Person other than a member of the Management Group or the other member of the Venture Group, then such party shall give written notice of such Disposition (the "Notice of Disposition") to the Management Group (collectively the "Offerees" or singularly the "Offeree") in accordance with the provisions of this section.

     (b) In the event that the Disposition comprises twenty percent (20%) or less of the Offeror's holdings of Shares as at the date of the Notice of Disposition, the Offeror shall issue the Notice of Disposition not less than ten (10) days prior to the closing date of the Disposition.

     (c) In the event that the Disposition comprises more than twenty percent (20%) of the Offeror's holdings of Shares as at the date of the Notice of Disposition, the Offeror shall issue the Notice of Disposition not less than thirty (30) days prior to the closing date of the Disposition.

     (d) A Disposition shall not include any transfer:

         (i)   to an associate or an affiliate;

         (ii) pursuant to, or in conjunction with, any offering of securities to the public;

         (iii) pursuant to, or in conjunction with any take-over bid, amalgamation, plan of arrangement or other corporate reorganization whereby all holders of Shares are entitled to participate; or



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         (iv)  of up to five percent (5%) of the Shares held by the Offeror within any twelve (12) month period.

     (e) The right of any member of the Venture Group to conduct a Disposition pursuant to this Agreement is subject to the rights of Red Reef under the Share Option Agreement and the Warrant Option Agreement.

     (f) Notwithstanding the foregoing, a Disposition shall not be made without the prior written consent of a member of the Management Group if such Disposition shall include a transfer to:

         (i) any person or entity known by the Offeror to be engaged in the business of developing 3D video systems and applications and for which such business is a substantial portion of such person or entity's overall business;

         (ii) any person or entity with an identifiable, verifiable arid substantial adverse interest against the Corporation, or

         (iii) any one of Sega Enterprises, IMAX Corporation, IWERKS Entertainment Inc. TCI Inc. News Corp. Atari Corporation, Viacom Inc., Hindujay Indusind, Matsushita, Sony Corp., Sarnoff Corporation or Phillips Industries.

4.3. Content of Notice of Disposition

     The Notice of Disposition to the Offerees shall set out the number of Shares to be transferred pursuant to the Disposition (the "Offered Shares'), the material terms (including the closing date) upon which the Disposition is to occur and the price at which (the "Purchase Price") such Offered Shares will be sold pursuant to the Disposition.

4.4. Right to Purchase Offered Shares

     Upon the Notice of Disposition being given, the Offerees shall have the right to purchase all, but not less than all, of the Offered Shares for the Purchase Price. The Offerees shall be entitled to purchase the Offered Shares PRO RATA based upon the number of Shares beneficially owned by each of the Offerees or to purchase in such other proportion as the Offerees may agree in writing. If the Offerees shall disagree or dispute amongst themselves as to their respective entitlements or otherwise. the Offereo shall be entitled to receive instructions, approvals, confirmations, acknowledgments and waivers exclusively from Speakman.

4.5. Notice of Purchase and Additional Purchases

     On or before 4:30 p.m. Eastern time on the tenth (10th) day after the issuance of the Notice of Disposition, the Offerees (or either one of them) shall give notice to the Offerors and to the Corporation that they shall purchase the Offered Shares. If the Offerees do not provide such notice, then the Offeror shall be entitled to transfer its Shares in accordance with Section 4.7.



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4.6. Default in Transferring Shares

     If the Offeror makes default in transferring the Offered Shares to the Offeree(s) in accordance with the terms set out in the Notice of Disposition, the Secretary of the Corporation is authorized and directed on behalf of the parties to this Agreement, to receive the purchase price from the Offerees and to thereupon cause the names Of the Offeree(s) to be entered in the registers of the Corporation as the holders of the Shares purchasable by them. The said purchase price shall be held in trust by the Corporation on behalf of the Offeror and not commingled with the Corporation's assets, and any interest thereon shall be for the account of the Offeror. The receipt by the Secretary of the Corporation for the purchase price shall be a good discharge to the Offerees and the Secretary shall thereafter enter the Offeree(s) name(s) in the registers of the Corporation in exercise of the aforesaid power. On such registration, the Offeror will then be entitled to receive, inclusive of interest and without deduction or setoff, the purchase price received by the Secretary of the Corporation.

4.7. What Shares can be Sold to Third Party

If the Offerees do not:


     (a) give notice in accordance with the provisions of Section 4.5 that they are willing to purchase all of the Offered Shares;

     (b) fulfill all of the terms of sale as set out in the Notice of Disposition; and

     (c) complete the purchase within the amount of time specified in the Notice of Disposition,

the rights of the Offerees, subject as hereinafter provided, to purchase the Offered Shares shall forthwith cease and terminate and the Offeror may sell the Offered Shares to the third party purchaser within ninety (90) days after the expiry of the ten (10) day period specified in Section 4.5, for a price not less than the Purchase Price and on other terms no more favorable to such third party purchaser than those set forth in the Notice of Disposition. If the Offered Shares are not sold within such ninety (90) day period on such terms, the rights of the Offerees pursuant to this Article 4 shall again take effect and so on from time to time.


4.8. Consent to Transfer

     Each Shareholder hereby irrevocably consents to any transfer of Shares made pursuant to and in accordance with the provisions of this Agreement and hereby agrees to execute any and all such forms of consent, instruments and other documents as may be required from time to time as evidence of or to give effect to the foregoing.

4.9. Pledge of Shares to Secured Parry

     Any Shareholder may pledge any Shares owned by it to a secured party as BONA FIDE security for BONA FIDE indebtedness for borrowed money, provided that contemporaneously with any such pledge of Shares such secured party executes and delivers an acknowledgment to the parties to this Agreement whereby it agrees to be bound by the provisions hereof as if it were an original party hereto.

4.10. Permitted Sales by Members of the Management Group

     (a) In any twelve (12) month period, any member of the Management Group shall be entitled to transfer up to five (5%) percent of the Shares held by them, without prior approval from the Venture Group.

     (b) In the event of a sale pursuant to this Section 4.10, such vendor shall provide written notice at least ten (10) days in advance of the proposed sale to each of the members of the Venture Group which notice shall include the number of Shares to be sold, the price of the Shares and the date on which such sale is anticipated to occur.

                                   ARTICLE 5

                                    GENERAL

5.1. Compliance

     The parties agree that they will nor exercise nor permit to be exercised any rights associated with their respective Shares contrary to the terms or intent of this Agreement.

5.2. Securities Legislation Compliance

     The parties agree that any transfer of Shares by any party hereto shall be completed in compliance with all applicable securities legislation.

5.3. Registration Rights Agreement Compliance

     Each of Speakman, Baker and Red Reef agree that they will each use their best efforts to ensure that the Corporation complies with the Registration Rights Agreement dated May 19, 1998 and made between Westgate, Liverpool and the Corporation.

5.4. Term and Termination

     This Agreement shall come into force and effect as of the date first above written and shall continue in force until the earlier of:

     (a) May 19, 2000;

     (b) the date that the Shares of the Corporation are listed or posted for trading on any market or exchange in the United States of America, including, but not limited to, any-over-the counter market, NASDAQ or any recognized stock exchange and the common shares of the Corporation, and those held by the Venture Group, are registered under U.S. securities legislation in the matter contemplated in the

         Investment Agreement and the Registration Rights Agreement dated May 19, 1998 between the Corporation and the Venture Group;

     (c) the date upon which the Corporation is wound up, dissolved or permanently ceases to carry on business; or

     (d) the date upon which this Agreement is terminated by written agreement among all of the parties hereto or their permitted successors or assigns.

5.5. Notice

     Any demand, notice or other document required or permitted to be given hereunder shall be in writing and shall be personally delivered, faxed or mailed to the respective parties by certified mail, return receipt requested, at their respective addresses set forth below or such other addresses as may be designated in accordance with the provisions of this Section 5.3 and communication shall be deemed to have been received when delivered personally or, if sent by facsimile or mail, then when actually receive by the party to whom it is addressed.

     (a) if to Liverpool:

         The Liverpool Limited Partnership
         c/o A.S. & K Services Ltd.
         P.O. Box HM 1179
         Hamilton HM EX Bermuda

         Attention: Deborah Hendrickson
         Phone: 441-295-2244
         Facsimile: 441-295-5328

         with a copy to:

         Stonington Management Corporation
         712 Fifth Avenue
         New York, New York
         10019

         Attention: Richard Mansouri
         Phone: 212-974-6000
         Facsimile: 212-974-2092

     (b) if to Westgate:

         Westgate International, L.P.
         c/o Midland Bank Trust Corporation (Cayman) Limited
         P.O. Box 1109

         Mary Street
         Grand Cayman
         Cayman Islands, British West Indies

         Attention: Greg Taylor
         Phone: 345-949-7755
         Facsimile: 345-949-7634


         with a. copy to:

         Stonington Management Corporation
         712 Fifth Avenue
         New York, New York
         10019

         Attention: Richard Mansouri
         Phone: 212-974-6000
         Facsimile: 212-974-2092


     (c) if to Neil W. Speakman:

         4300 Promenade Way Apt. 117
         Marina Delray
         California, USA 90292

         Facsimile: 310-822-5117

         with a copy to:



         Ogilvie and Company
         1600, 407 - 2nd Street SW
         Calgary, Alberta
         T2P 2Y3

         Attention: Sara-Lane Sirey
         Facsimile: 403-262-7896


     (d) if to Robert Baker:

         Suite 1/41 Walters Drive
         Osborne Park
         Western Australia 6017

         Facsimile: 011-61-09-446-3340

         with a copy to:

         Ogilvie and Company
         1600, 407 - 2nd Street SW
         Calgary, Alberta T2P 2Y3

         Attention: Sara-Lane Sirey
         Facsimile: 403-262-7896

         (e) if to Red Reef:

         P.O. 3152, Road Town
         Tortola, British Virgin Islands

         Facsimile: 011-44-1481-710091

         with a copy to:

         Ogilvie and Company
         1600, 407 - 2nd Street SW
         Calgary, Alberta
         T2P 2Y3

         Attention: Sara-Lane Sirey
         Facsimile: 403-262-7896

5.6. Entire Agreement

     This Agreement sets forth the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understanding, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

5.7. Amendment

     No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by all of the parties hereto or by their respective successor's or permitted assigns.

5.8. Waiver

     No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.9. Time

      Time shall be the essence of this Agreement.

5.10. Benefit of the Agreement and Assignment

      This Agreement shall enure to the benefit of and be binding upon the parties hereto, all Persons who subsequently acquire Shares from the Shareholders and become bound hereby and their respective heirs, executors, administrators, legal personal representatives, successors and permitted assigns. This Agreement may only be assigned to associates and affiliates of the assigning party.

5.11. Counterparts

      This Agreement may be executed in any number of counterparts by any one or more of the parties to be bound hereby. Each executed counterpart shall be deemed to be an original and such counterparts shall together constitute one and the same agreement.

5.12. Counterparts

      This agreement may be executed in any number of counterparts by any one or more of the parties to be bound hereby. Each executed counterpart shall be deemed to be an original and counterparts shall together constitute one and the same agreement.


--------------------------------------   ---------------------------------------
Witness                                  NEIL W. SPEAKMAN

--------------------------------------   ---------------------------------------
Witness                                  ROBERT BAKER

                                         RED REEF LIMITED

                                         Per:
                                             -----------------------------------

WESTGATE INTERNATIONAL. L.P.             THE LIVERPOOL LIMITED

                                         PARTNERSHIP

By:      Martley International, Inc.     By:    Liverpool Associates, Ltd.
         Attorney-in-fact                       General Partner

By:                                      By:
         -----------------------------      ------------------------------------
         Paul Singer, President             Paul Singer, President

     This Agreement may be executed in any number of counterparts by any one or more of the parties to be bound hereby. Each executed counterpart shall be deemed to be an original and such counterparts shall together constitute one and the same agreement.

     IN WITNESS WHEREFORE the parties hereto have executed this Agreement and delivered as of the date first above written.


--------------------------------------   ---------------------------------------
Witness                                  NEIL W. SPEAKMAN

--------------------------------------   ---------------------------------------
Witness                                  ROBERT BAKER

                                         RED REEF LIMITED

                                         Per:
                                             -----------------------------------